Exhibit 99.1

AGS REPORTS FIRST QUARTER 2021 RESULTS

  First Quarter 2021 Highlights:

•	Total Revenues Increased 1.9% Year-Over-Year and 18.7% Sequentially to $55.4 Million
•	Net Loss Improved to $7.8 Million Compared to $14.4 Million in the Prior Year
•	Adjusted EBITDA Grew 7.4% Year-Over-Year to $26.3 Million
•	Domestic EGM RPD of $27.10 Was Up Nearly 30% Year-Over-Year and Approximately 3% Above the 2019 First Quarter
•	Premium Game Initiative Continues to Progress with over 420 Orion Starwall Games Installed at Quarter End; Initial Orion Curve Premium Field Trial Underway
•	Table Products Adjusted EBITDA Reached a New Quarterly Record of $1.4 Million
•	Interactive Real Money Gaming Revenue More than Doubled to a Record $1.4 Million
•	$107.3 Million of Available Liquidity as of March 31, 2021

LAS VEGAS, MAY 6, 2021 - AGS (NYSE: AGS) ("AGS", "us", "we" or the "Company") today reported operating results for its first quarter ended March 31, 2021.

AGS President and Chief Executive Officer David Lopez said, "I was very pleased with our team’s execution in the 2021 first quarter and am equally as encouraged by the macro level trends and overall sentiment we are seeing across the gaming landscape today. Following one of the best corporate strategic planning meetings I have ever participated in, we are strengthening our organizational alignment around key business objectives, which should allow us to improve our business trajectory and overall operating efficiency."

Kimo Akiona, AGS' Chief Financial Officer, added, “Our first quarter results once again serve as a testament to the resiliency and durability inherent to our company’s recurring revenue-centric business model. I am confident our improving execution and strong liquidity position will allow us to deliver more consistent financial performance and, in turn, further enhance shareholder value."

Summary of the Three Months Ended March 31, 2021 and 2020

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Revenues:
EGM	$50,518	$50,355	$163	0.3%
Table Products	2,756	2,482	274	11.0%
Interactive	2,085	1,476	609	41.3%
Total revenues	$55,359	$54,313	$1,046	1.9%
(Loss) income from operations	$3,415	$(5,183)	$8,598	(165.9)%
Net (loss) income	$(7,770)	$(14,419)	$6,649	(46.1)%
(Loss) income per share	$(0.21)	$(0.41)	$0.19	(47.5)%

Adjusted EBITDA:
EGM	$24,403	$23,372	$1,031	4.4%
Table Products	1,411	898	513	57.1%
Interactive	508	231	277	119.9%
Total Adjusted EBITDA(1)	$26,322	$24,501	$1,821	7.4%
Total Adjusted EBITDA margin(1)	47.5%	45.1%	2.4%	244 bps

First Quarter 2021 Financial Results

•	During March and April and continuing through mid-to-late May 2020, nearly all our customers either closed their facilities or dramatically curtailed operations to slow the spread of the COVID-19 virus. We believe these actions significantly limit the year-over-year comparability of our reported financial metrics, including revenues, (loss) income from operations, net (loss) income, and Adjusted EBITDA.
•	Consolidated revenue totaled $55.4 million compared to $54.3 million in the 2020 first quarter, representing a year-over-year increase of 1.9%. Growth within the recurring revenue channels of our EGM, Table Products and Interactive businesses helped to offset the impact of ongoing sluggishness in the North American slot replacement market on our reported revenue. Additionally, we recognized an additional $2.1 million in sales revenue related to units that were strategically pruned and subsequently sold as compared to the prior year's quarter.
•	We estimate approximately 99% of our 15,456-unit domestic installed base and 51% of our 7,985-unit international installed base was active as of March 31, 2021. These figures compare to 90% and 36%, respectively, as of December 31, 2020.
•

Gaming operations, or recurring revenue, increased 4.1% year-over-year to $44.4 million. The benefits realized through the easing of COVID-19 restrictions on our customers' operations, ongoing vaccination efforts, and continued growth within our premium unit footprint paced our improved EGM recurring revenue performance, while continued progressive penetration and improved execution supported year-over-year gaming operations revenue growth within our Table Products and Interactive segments, respectively. In aggregate, recurring revenue accounted for 80.2% of our consolidated revenue compared to 78.6% in the prior year's quarter.

•	Our 2021 first quarter net loss of $7.8 million improved as compared to the $14.4 million net loss incurred in the 2020 first quarter. The year-over-year decline in our reported net loss reflects our improved revenue performance, led by our recurring revenue businesses, and recognition of lower depreciation and amortization expense as a result of several intangible assets reaching the end of their useful lives, partially offset by higher interest expense related to our incremental debt financing, which we closed upon in May 2020.
•

Total Adjusted EBITDA (non-GAAP)(1) increased 7.4% year-over-year to $26.3 million. Adjusted EBITDA increased versus the prior year across all three of our operating segments, led by a $1.0 million, or 4.4%, year-over-year increase in our EGM Adjusted EBITDA.

•

Total Adjusted EBITDA margin (non-GAAP)(1) improved to 47.5% in the first quarter of 2021 compared to 45.1% in the prior year, reflecting favorable mix of higher-margin recurring revenues and an increase in high-margin revenue generated as part of our ongoing strategic pruning initiative, partially offset by normalization in our operating expenses. Recall, we implemented cost savings initiatives in the latter part of the 2020 first quarter to preserve our liquidity in the face of the uncertainty brought upon by the COVID-19 outbreak. These initiatives temporarily reduced our operating expenses below normalized run-rate levels.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.

EGM

Three Months Ended March 31, 2021 compared to Three Months Ended March 31, 2020

(Amounts in thousands, except unit data)	Three Months Ended March 31,
	2021	2020	$ Change	% Change
EGM segment revenues:
Gaming operations	$39,604	$38,885	$719	1.8%
Equipment sales	10,914	11,470	(556)	(4.8)%
Total EGM revenues	$50,518	$50,355	$163	0.3%

EGM Adjusted EBITDA	$24,403	$23,372	$1,031	4.4%

EGM unit information:
VLT	-	512	(512)	(100.0)%
Class II	11,412	12,291	(879)	(7.2)%
Class III	4,044	5,000	(956)	(19.1)%
Domestic installed base, end of period	15,456	17,803	(2,347)	(13.2)%
International installed base, end of period	7,985	8,286	(301)	(3.6)%
Total installed base, end of period	23,441	26,089	(2,648)	(10.1)%

Installed base - Oklahoma	8,127	9,745	(1,618)	(16.6)%
Installed base - non-Oklahoma	7,329	8,058	(729)	(9.0)%
Domestic installed base, end of period	15,456	17,803	(2,347)	(13.2)%

Domestic revenue per day	$27.10	$21.08	$6.02	28.6%
International revenue per day	$2.94	$6.89	$(3.95)	(57.3)%
Total revenue per day	$18.89	$16.57	$2.32	14.0%

Domestic EGM unit sales components:
Casino opening and expansion units	-	-	-	0.0%
Other	289	426	(137)	(32.2)%
Total Domestic EGM units sold	289	426	(137)	(32.2)%
International EGM units sold	-	38	(38)	(100.0)%
Total EGM units sold	289	464	(175)	(37.7)%

Domestic average sales price	$17,520	$17,564	$(44)	(0.3)%

EGM Quarterly Results

Domestic Gaming Operations(2)
•	Domestic gaming operations, or recurring revenue, increased 11.2% year-over-year to $37.6 million compared to $33.8 million in the prior year period. The year-over-year revenue increase reflects the combination of easing COVD-19-related restrictions on our customers' operations and ongoing vaccination efforts, which we believe allowed significant pent-up demand to get unlocked across the U.S. casino landscape as the quarter progressed. Additionally, growth within our premium game footprint continued to support our domestic gaming operations performance in the quarter.
•	Our domestic EGM installed base decreased by approximately 2,350 units year-over-year, attributable to the strategic pruning of approximately 1,300 lower-yielding units, the end-of-lease buyout of approximately 500 lower-earning IL VLT units and the removal of approximately 550 units primarily associated with COVID-19-related floor reconfigurations.
•

Domestic EGM revenue per day ("RPD") increased 28.6% year-over-year to $27.10. We attribute the improved RPD performance to a more accommodative casino operating environment supported by easing COVID-19-related operating restrictions and improved vaccine distribution, the continued growth of our premium game footprint, and the strategic pruning of lower-yielding units. Domestic EGM RPD increased approximately 3% as compared to the $26.42 realized in the 2019 first quarter.

•	On a quarterly sequential basis, our domestic EGM installed base decreased by approximately 800 units, including the planned removal and sale of approximately 430 lower-yielding units as part of our ongoing strategic pruning initiative, while our domestic EGM RPD increased 16.5% relative to the $23.26 achieved in the 2020 fourth quarter. Domestic EGM RPD improved month-over-month throughout the 2021 first quarter, with notable strength witnessed across several impactful geographies during the quarter's final month. We attribute the improving RPD trend to the release of significant pent-up casino patron demand, which immediately followed the easing of COVID-19-related operating restrictions and improving vaccination efforts.
International Gaming Operations
•	International gaming operations revenue decreased to $2.0 million compared to $5.1 million in the prior year period. The year-over-year decline reflects the impact of measures implemented to slow the spread of COVID-19, such as temporary casino closures and capacity restrictions, on our business. Additionally, in contrast to the United States, Mexico has not provided any type of fiscal stimulus to support its post-COVID-19 economic recovery.
•	International RPD was $2.94 compared to $6.89 in the 2020 first quarter, with the decline reflecting the degree to which COVID-19-related operating restrictions and facility closures impacted our business. International RPD improved approximately 15% on a quarterly sequential basis, supported by the reopening of additional casinos throughout the 2021 first quarter. Adjusted active unit international RPD was $7.83, down approximately 10% versus the $8.68 achieved in the 2019 first quarter.
•	Our international installed base decreased by 301 units year-over-year because of permanent casino closures in Mexico and COVID-19-related floor reconfigurations. The international installed base was unchanged on a quarterly sequential basis.
Equipment Sales
•	EGM unit sales decreased to 289 units in the 2021 first quarter, reflecting operators' preference to carefully manage capital expenditures as their businesses recover from COVID-19-related business disruption.
•	Domestic average sales price ("ASP") of $17,520 was relatively consistent with the level achieved in Q1 2020.
•	We sold units into 14 U.S. states and two Canadian provinces, with British Columbia, Virginia, and Ohio emerging as our top three sales markets.
•	The Orion Curve accounted for 31% of units shipped in the quarter.
•	EGM equipment sales revenue benefitted from the planned sale of approximately 430 previously leased, lower-yielding units to a distributor as part of our ongoing effort to strategically prune under-earning units from our Oklahoma installed base.(3)
Product Highlights
•	Placed an additional 120 premium, lease-only Orion Starwall games, increasing our installed base to over 420 games at quarter end. Starwall games continue to perform well and the introduction of additional configuration options offering greater distance between players has the potential to further stimulate operator interest.
•	Recently commenced our initial field trial of our Orion Curve Premium package featuring an extension of our player-favorite game theme, Rakin' Bacon.
•	Subsequent to quarter end executed an omni-channel enterprise-wide agreement with a large multi-site operator involving our premium lease and for-sale EGM products and our online real money gaming ("RMG") content, set to go live later this year.
•	Continue to leverage our exceptional game performance to further penetrate the Virginia and Kentucky Historical Horse Racing ("HHR") markets. Our HHR footprint increased by over 65 units in the 2021 first quarter.
•	Expanded our Orion Curve footprint to comprise over 420 units as of March 31, 2021, representing a net quarterly sequential increase of approximately 95 units. The recent introduction of our strong-performing Ultimate Choice Jackpots family of games on the Orion Curve has received a strong reception in the market to date.

(2) "Domestic" includes both the United States and Canada.

(3) The 430 units were not included in our sold unit count or ASP for the current period.

Table Products

Three Months Ended March 31, 2021 compared to Three Months Ended March 31, 2020

(Amounts in thousands, except unit data)	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Table Products segment revenues:
Gaming operations	$2,727	$2,324	$403	17.3%
Equipment sales	29	158	$(129)	(81.6)%
Total Table Products revenues	$2,756	$2,482	$274	11.0%

Table Products Adjusted EBITDA	$1,411	$898	$513	57.1%

Table Products unit information:
Table Products installed base, end of period	4,362	3,897	465	11.9%
Average monthly lease price	$208	$197	$11	5.6%

Table Products Quarterly Results

•	Adjusted EBITDA increased 57.1% year-over-year to a quarterly record $1.4 million. Adjusted EBITDA improved 7.2% on a quarterly sequential basis. Adjusted EBITDA margin was 51.2% compared to 36.2% in the prior year period.
•	Gaming operations, or recurring revenue, increased 17.3% year-over-year to a record $2.7 million, supported by continued growth in our installed base and customer adoption of our all-inclusive site license offering, the AGS Arsenal.
•

Our installed base increased by 465 units year-over-year and 108 units on a quarterly sequential basis, aided by the growing appeal of our progressive and side bet product portfolio. We estimate approximately 90% of our installed base was active at quarter end.

•	Operator interest in our industry-leading suit of table game progressive products continues to build, as evidenced by the 77 unit quarterly sequential increase in our progressive installed base to a record 1,619 units.
•

We successfully launched our Bonus Spin Xtreme progressive in the 2021 first quarter and the pipeline continues to grow. Additionally, we continue to see growing demand for our Royal 9 Baccarat and Super 4 STAX progressives.

•	We were live with six site licenses as of March 31, 2021 and interest levels remain high as operators look for ways to further enhance the efficiency of their table game operations.
•	Equipment sales revenue decreased $0.1 million year-over-year, reflecting a decrease in DexS card shuffler and other table game product sales.

Interactive

Three Months Ended March 31, 2021 compared to Three Months Ended March 31, 2020

(Amounts in thousands)	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Interactive segment revenue:
Social gaming revenue	$709	$822	$(113)	(13.7)%
Real-money gaming revenue	1,376	654	722	110.4%
Total Interactive revenue	$2,085	$1,476	$609	41.3%

Interactive Adjusted EBITDA	$508	$231	$277	119.9%

Interactive Quarterly Results

•	Total Interactive revenue increased 41.3% year-over-year to $2.1 million, while Adjusted EBITDA totaled $0.5 million, marking an approximately $0.3 million increase versus the prior year.
•	Interactive achieved positive Adjusted EBITDA for the fifth consecutive quarter, supported by continued growth within our RMG business.
•

Real Money Gaming ("RMG") revenue increased 110.4% year-over-year to a new quarterly record of $1.4 million, aided by our steadily improving game performance, successful launch into the Pennsylvania (Q2 20) and Michigan (Q1 21) iGaming markets, and back-end integrations with additional B2C iGaming operators. We also believe COVID-19 stay-at-home measures and other macroeconomic tailwinds further supported our quarterly performance. RMG revenue improved over 50% on a quarterly sequential basis.

•	In Q2 21 we expect to launch our RMG platform with 11 new operator partners and introduce additional proprietary AGS content, including our first table game offering, to the iGaming market.
•	Social gaming revenue declined 13.7% versus the prior year period. We believe our 2020 first quarter B2C Social gaming revenue benefitted from the consumers' preference to stay at home as COVID-19 began to spread, a benefit that was less pronounced in the 2021 first quarter as COVID-19 case counts declined and vaccination efforts progressed. Recently implemented cost savings initiatives helped to mitigate the impact of the Social gaming revenue decline on our reported Interactive Adjusted EBITDA.

Liquidity and Capital Expenditures

As of March 31, 2021, we had $107.3 million of available liquidity compared to $111.7 million at December 31, 2020. The total principal amount of debt outstanding, as of March 31, 2021, was $620.9 million, predominantly comprised of $619.5 million in first lien term loans, which mature in 2024.

In May 2020, we issued an additional $95.0 million in secured term loans to increase the Company’s cash position and facilitate financial flexibility considering uncertainty in the gaming industry at the time resulting from the COVID-19 pandemic. In conjunction with the $95.0 million offering, the Company negotiated a financial covenant relief period through December 31, 2020 related to its net first lien leverage ratio financial covenant and implemented a revised calculation of Adjusted EBITDA to measure the net first lien leverage ratio for the first three quarters of 2021. As of March 31, 2021, our net first lien leverage ratio, measured in accordance with the revised calculation of Adjusted EBITDA described above, was 4.0 times, putting us in compliance with our financial covenant.

Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents, as of March 31, 2021, was approximately $543.6 million compared to $540.8 million at December 31, 2020. Our Total Net Debt Leverage Ratio decreased from 7.5 times at December 31, 2020 to 7.4 times at March 31, 2021 (see Total Net Debt Leverage Ratio Reconciliation below(4)).

Capital expenditures decreased by 6.9% year-over-year to $9.9 million in the current period, in line with our plans to conservatively manage the use of our cash and only invest in those projects providing the highest potential return on our investment. The current quarter's capital expenditures were primarily comprised of $5.2 million in growth capital expenditures, which reflect costs associated with the placement of additional units into our leased installed base, and $3.8 million in intangible capital expenditures, inclusive of capitalized internal software development costs.

(4) Total Adjusted EBITDA and total net debt leverage ratio are non-GAAP measures, see non-GAAP reconciliation below.

Conference Call and Webcast

On May 6, 2021, at 5 p.m. EDT, AGS leadership will host a conference call to review the Company's first quarter 2021 results. Listeners may access a live webcast of the conference call, along with accompanying slides, at AGS' Investor Relations website at http://investors.playags.com/. A replay of the webcast will be available on the website following the live event. To listen by telephone, the U.S./Canada toll-free call-in number is +1 (888) 349-0106 and the call-in number for participants outside the U.S./Canada is +1 (412) 902-0131. The conference ID/confirmation code is “AGS Q1 2021 Earnings Call”.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino, real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Investor & Media Contacts:

Brad Boyer, Vice President of Investor Relations, Corporate Development and Strategy

bboyer@playags.com

Julia Boguslawski, Chief Marketing Officer

jboguslawski@playags.com

©2021 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions, the effects of COVID-19 on the Company’s business and results of operations and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	March 31,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$77,299	$81,689
Restricted cash	20	20
Accounts receivable, net of allowance of $2,122 and $2,077, respectively	45,332	41,743
Inventories	26,567	26,902
Prepaid expenses	8,615	4,210
Deposits and other	5,089	4,704
Total current assets	162,922	159,268
Property and equipment, net	76,794	81,040
Goodwill	285,569	286,042
Intangible assets	179,685	187,644
Deferred tax asset	6,637	6,762
Operating lease assets	9,331	9,763
Other assets	9,243	10,259
Total assets	$730,181	$740,778

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,399	$9,547
Accrued liabilities	28,912	26,325
Current maturities of long-term debt	7,001	7,031
Total current liabilities	42,312	42,903
Long-term debt	601,044	601,560
Deferred tax liability, non-current	2,358	2,254
Operating lease liabilities, long-term	9,081	9,497
Other long-term liabilities	29,381	30,781
Total liabilities	684,176	686,995
Commitments and contingencies
Stockholders’ equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock at $0.01 par value; 450,000,000 shares authorized at March 31, 2021 and at December 31, 2020; and 36,602,139 and 36,494,002 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively.	366	364
Additional paid-in capital	381,547	379,917
Accumulated deficit	(329,960)	(321,412)
Accumulated other comprehensive loss	(5,948)	(5,086)
Total stockholders’ equity	46,005	53,783
Total liabilities and stockholders’ equity	$730,181	$740,778

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenues
Gaming operations	$44,416	$42,685
Equipment sales	10,943	11,628
Total revenues	55,359	54,313
Operating expenses
Cost of gaming operations(5)	8,676	9,993
Cost of equipment sales(5)	3,468	5,208
Selling, general and administrative	12,608	11,640
Research and development	8,060	8,231
Write-downs and other charges	724	55
Depreciation and amortization	18,408	24,369
Total operating expenses	51,944	59,496
Income (loss) from operations	3,415	(5,183)
Other expense
Interest expense	10,981	8,342
Interest income	(288)	(52)
Other expense	147	4,339
(Loss) income before income taxes	(7,425)	(17,812)
Income tax (expense) benefit	(345)	3,393
Net (loss) income	(7,770)	(14,419)
Foreign currency translation adjustment	(862)	(8,184)
Total comprehensive (loss) income	$(8,632)	$(22,603)

Basic and diluted loss per common share:
Basic	$(0.21)	$(0.41)
Diluted	$(0.21)	$(0.41)
Weighted average common shares outstanding:
Basic	$36,466	$35,543
Diluted	$36,466	$35,543

(5) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net (loss) income	$(7,770)	$(14,419)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	18,408	24,369
Accretion of contract rights under development agreements and placement fees	1,706	1,859
Amortization of deferred loan costs and discount	1,104	492
Stock-based compensation expense	1,632	1,551
Provision (benefit) for bad debts	118	(299)
Loss on disposition of long-lived assets	71	49
Impairment of assets	653	6
Benefit for deferred income tax	59	(101)
Changes in assets and liabilities that relate to operations:	-	-
Accounts receivable	(3,887)	20,284
Inventories	921	(5,324)
Prepaid expenses	(4,408)	(2,068)
Deposits and other	(408)	408
Other assets, non-current	1,339	3,681
Accounts payable and accrued liabilities	155	(11,679)
Net cash provided by operating activities	9,693	18,809
Cash flows from investing activities
Customer notes receivable	-	(2,301)
Purchase of intangible assets	-	(699)
Software development and other expenditures	(3,766)	(3,756)
Proceeds from disposition of assets	11	27
Purchases of property and equipment	(6,109)	(6,150)
Net cash used in investing activities	(9,864)	(12,879)
Cash flows from financing activities
Repayment of first lien credit facilities	(1,347)	(1,347)
Repayment of incremental term loans	(238)	-
Payment of financed placement fee obligations	(1,217)	(3,444)
Borrowing on revolver	-	30,000
Payments of previous acquisition obligation	(113)	(201)
Payments on finance leases and other obligations	(525)	(333)
Repurchase of stock	(778)	(348)
Proceeds from stock option exercise	-	158
Net cash (used in) provided by financing activities	(4,218)	24,485
Effect of exchange rates on cash and cash equivalents	(1)	(13)
Net increase (decrease) in cash and cash equivalents	(4,390)	30,402
Cash, cash equivalents and restricted cash, beginning of period	81,709	13,182
Cash, cash equivalents and restricted cash, end of period	$77,319	$43,584

Supplemental cash flow information:
Non-cash investing and financing activities:
Leased assets obtained in exchange for new finance lease liabilities	$288	$254

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net loss, (loss) income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of Total Revenue.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

(Amounts in thousands)	Three Months Ended March 31,
	2021	2020
Net (loss) income	$(7,770)	$(14,419)
Income tax (benefit) expense	345	(3,393)
Depreciation and amortization	18,408	24,369
Other expense	147	4,339
Interest income	(288)	(52)
Interest expense	10,981	8,342
Write-downs and other(6)	724	55
Other adjustments(7)	(285)	702
Other non-cash charges(8)	2,181	2,555
Legal and litigation expenses including settlement payments(9)	198	-
Acquisitions and integration-related costs including restructuring and severance(10)	49	452
Non-cash stock-based compensation	1,632	1,551
Total Adjusted EBITDA	$26,322	$24,501

(Amounts in thousands, except Adjusted EBITDA margin)	Three Months Ended March 31,
	2021	2020
Total revenues	$55,359	$54,313
Adjusted EBITDA	$26,322	$24,501
Adjusted EBITDA margin	47.5%	45.1%

(6) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets, fair value adjustments to contingent consideration, and acquisition costs.

(7) Other adjustments are primarily composed of costs and inventory and receivable valuation charges associated with the COVID-19 pandemic, professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees, and other transaction costs deemed to be non-operating in nature, as well as costs incurred related to initial public offering, net of costs capitalized to equity and the cost of related secondary offerings.

(8) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract, and non-cash charges related to accretion of contract rights under development agreements.

(9) Legal and litigation expenses including settlement payments consist of payments to law firms and settlements for matters that are outside the normal course of business.

(10) Acquisition and integration costs primarily relate to costs incurred after the purchase of businesses, such as the purchase of Integrity, to integrate operations and obtain costs synergies. Restructuring and severance costs primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio:

(Amounts in thousands, except net debt leverage ratio)	March 31,	December 31,
	2021	2020
Total principal amount of debt	$620,922	$622,509
Less: Cash and cash equivalents	77,299	81,689
Total net debt	$543,623	$540,820
LTM Adjusted EBITDA	$73,490	$71,669
Total net debt leverage ratio	7.4	7.5

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(Amounts in thousands)	Three Months Ended March 31, 2021
Net cash provided by operating activities	$9,693
Purchase of intangible assets	-
Software development and other expenditures	(3,766)
Purchases of property and equipment	(6,109)
Free Cash Flow	$(182)

(Amounts in thousands)	Three Months Ended March 31, 2020
Net cash provided by operating activities	$18,809
Purchase of intangible assets	(699)
Software development and other expenditures	(3,756)
Purchases of property and equipment	(6,150)
Free Cash Flow	$8,204